Exhibit 23(a)


                         Consent of Independent Auditors

         We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-48551) and related Prospectus of Grove Property Trust for the registration of 2,114,439 Common Shares of Beneficial Interest and to the incorporation by reference therein of our reports dated February 27, 1998, January 8, 1998, January 14, 1998 and January 13, 1998, with respect to the (i) consolidated financial statements and financial statement schedule of Grove Property Trust included in its Form 10-K for the year ended December 31, 1997, (ii) combined statement of revenues and certain expenses of Ribbon Mill, Hilltop and Briar Knoll for the year ended December 31, 1996, included in Grove Property Trust's Current Report on Form 8-K, as amended, dated December 31, 1997, (iii) statement of revenues and certain expenses of Village Arms for the period from April 22, 1997 to December 31, 1997, included in Grove Property Trust's Current Report on Form 8-K, as amended, dated December 31, 1997 and (iv) statement of revenues and certain expenses of Tanglewood Village Apartments for the year ended December 31, 1996, included in Grove Property Trust's Current Report on Form 8-K, as amended, dated January 23, 1998, respectively, all as filed with the Securities and Exchange Commission.


                                                 Ernst & Young LLP


New York, New York
May 22, 1998